FORM 8-K

                   SECURITIES AND EXCHANGE COMMISSION

                          Washinton, D.C. 20549

                             Current Report

                  Pursuant to Section 13 or 15(d) of the
                      Securities Exchange Act of 1934


 Date of Report (Date of earliest event reported) June 13, 1995 (June 12, 1995)


                       ESPEY MFG. & ELECTRONICS CORP.
           (Exact name of registrant as specified in its charter)


    NEW YORK                      1-4383                      14-1387171
State of incorporation      Commission file number        IRS Employer ID No.



 P.O. Box 422, Saratoga Springs, New York                        12866
(Address of principal executive offices)                       (Zip Code)


Registranst's telephone number, including area code       518-584-4100

                               Not Applicable
       (Former name or former address, if changed since last report.)

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Item 5.        Other Materially Important Events.

 On June 12, 1995, pursuant to prior authorization by the Board of Directors, the registrant entered into an employment contract with Sol Pinsley, as President and Chief Executive Officer, superseding the existing employment contract with Mr. Pinsley which had a term expiring December 31, 1995. The new employment contract is dated and effective as of January 1, 1995 for a term expiring December 31, 1998 and covers Mr. Pinsley's employment as President (or Chairman of the Board) and Chief Executive Officer and also as a non-executive officer employee should Mr. Pinsley elect to become a non-executive officer employee. The agreement provides minimum base annual compensation of $182,000 for each calendar year commencing 1995 and the Board of Directors in its discretion may increase such compensation for any calendar year and/or award Mr. Pinsley a bonus for any calendar year. The foregoing compensation is to be reduced by $40,000 per annum in the event Mr. Pinsley elects to become a non-executive officer employee. The employment agreement further provides that in the event of his disability the foregoing compensation shall continue to be paid to Mr. Pinsley until the expiration date of the agreement, and, in the event of his death, such compensation shall be paid to his estate until the expiration date of the agreement or 187 days after his death, whichever is later. The agreement provides for
 (i) a restrictive covenant of non competition by Mr. Pinsley and (ii) his covenant not to divulge or use other than for the registrant confidential information concerning the registrant, during and for 18 months after the expiration date of the agreement.

 Item 7.        Financial Statements and Exhibits

     (c)  Exhibits:

          1. Copy of Employment Agreement dated and effective as of January 1, 1995 between registrant and Sol Pinsley.


                           SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed by the undersigned thereunto duly authorized.


                                   ESPEY MFG. & ELECTRONICS CORP.


 Dated:  June 13, 1995
                                   Herbert Potoker, Treasurer